Exhibit 99.1

Matinas BioPharma Appoints Cochleate Technology Pioneer Raphael J. Mannino, Ph.D., as Senior Vice President and Chief Technology Officer

- Co-inventor of the Company’s proprietary lipid-crystal nano-particle cochleate technology joins management Sept. 1 -

Bedminster, NJ (September 1, 2015) – Matinas BioPharma Holdings, Inc. (OTCQB: MTNB), a clinical-stage biopharmaceutical company focused on identifying and developing safe and effective antifungal and anti-bacterial therapeutics for the treatment of serious and life-threatening infections, today announced that Raphael J. Mannino, Ph.D., has been appointed Senior Vice President and Chief Technology Officer effective Sept. 1, 2015.

Dr. Mannino is an internationally recognized expert in the use of artificial lipid-based structures for the formulation and delivery of biologicals and pharmaceuticals, and has pioneered the use of cochleate technology for this purpose. He is a co-inventor of the proprietary, disruptive lipid-crystal nano-particle cochleate technology utilized by Matinas BioPharma to encapsulate existing drugs, making them safer, more tolerable, less toxic and orally available. Dr. Mannino has been a member of Matinas BioPharma’s Scientific Advisory Board since January 2015 and was an Associate Professor of Pathology and Laboratory Medicine at Rutgers University, New Jersey Medical School from 1990 until August 2015.

“We have been working very closely with Dr. Mannino as a scientific advisor and we are honored to officially welcome him as a member of our management team,” stated Roelof Rongen, President and Chief Executive Officer of Matinas BioPharma. “Dr. Mannino’s research efforts and scientific contributions throughout the last 20 years have resulted in the cochleate delivery methods that are the cornerstone of our novel antifungal and anti-infective drug candidate programs which are progressing in collaboration with the National Institutes of Health. We look forward to advancing our clinical program for the lead drug candidate MAT2203, and our development program for MAT2501 under the guidance of one of the leading experts in the field.”

Dr. Mannino said, “I am very pleased to be joining the Matinas BioPharma team to lead the Company’s initiatives as we work to advance our orally-administered, encochleated broad spectrum fungicidal and broad spectrum aminoglycoside antibiotic drug formulations from clinical development toward commercialization to help treat patients with serious and life-threatening infections. Additionally, I look forward to working with the team to continue to explore the potential therapeutic opportunity and broad utility of our proprietary cochleate nanoparticle delivery platform across numerous other infectious disease targets.”

Previously, Dr. Mannino was the founder of BioDelivery Sciences, Inc., and served as its President, Chief Executive Officer and Chief Scientific Officer and as a member of its Board of Directors from 1995 to 2000, when it was acquired by BioDelivery Sciences International, Inc. (BDSI). He served as BDSI’s Executive Vice President and Chief Scientific Officer from 2001 to 2009, and was a member of its Board of Directors from 2000 to 2007. In addition to his experience at BDSI, Dr. Mannino was an Assistant, then Associate Professor, at Albany Medical College from 1980 to 1990, and an Instructor then Assistant Professor at Rutgers Medical School from 1977 to 1980. He completed his postdoctoral training from 1973 to 1976 at the Biocenter in Basel, Switzerland and received his Ph.D. in Biological Chemistry in 1973 from the Johns Hopkins University, School of Medicine.

About Matinas BioPharma
Matinas BioPharma is a clinical-stage biopharmaceutical company focused on identifying and developing safe and effective broad spectrum antifungal and anti-bacterial therapeutics for the treatment of serious and life-threatening infections. The Company's proprietary, disruptive technology utilizes lipid-crystal nano-particle cochleate to nano-encapsulate existing drugs, making them safer, more tolerable, less toxic and orally available. The Company's lead drug candidate is MAT2203, an orally-administered, encochleated formulation of amphotericin B (a broad spectrum fungicidal agent). The Company also intends to file an investigational new drug application (IND) for MAT2501, which is an orally-administered, encochleated formulation of Amikacin (a broad spectrum aminoglycoside antibiotic agent) for gram-negative and intracellular bacterial infections. In addition, the Company is exploring development and partnership options for MAT9001, a prescription-only omega-3 fatty acid-based composition under development for hypertriglyceridemia, which has shown superiority versus Vascepa® (icosapent ethyl) in reducing serum triglycerides, Total- and Non-HDL-Cholesterol, apolipoproteins and PCSK9 levels.

The Company's lead anti-infective product candidates, MAT2203 and MAT2501, position Matinas BioPharma to become a leader in the safe and effective delivery of anti-infective therapies utilizing its proprietary lipid-crystal nano-particle cochleate formulation technology.

For more information, please visit www.matinasbiopharma.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward Looking Statements: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company's strategic focus and the future development of its product candidates, including MAT2203, the anticipated timing of regulatory submissions and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as "expects," "anticipates," "intends," "plans," "could," "believes," "estimates" and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and the other factors listed under "Risk Factors" in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma's product candidates are all in a development stage and are not available for sale or use.

Investor Contact Jenene Thomas Jenene Thomas Communications, LLC Phone: +1 (908) 938-1475 Email: jthomas@matinasbiopharma.com	Media Contact: David Connolly LaVoieHealthScience Phone: +1 (617) 374-8800 Email: dconnolly@lavoiehealthscience.com

Source: Matinas BioPharma Holdings, Inc.

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